EXHIBIT 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR FIRST QUARTER 2003

NEWPORT, Wales, United Kingdom, April 24, 2003 – Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its first fiscal quarter ended March 31, 2003.

Revenues for the quarter were $5.1 million, a decrease of 36 percent on $8.0 million for the first quarter of 2002. Operating loss for the quarter was $7.1 million compared to an operating loss of $5.0 million for the first quarter of 2002. Operating losses for the first quarter of fiscal 2003 include a non cash charge of $0.7 million, or $0.05 per share, relating to the partial settlement of the Company’s defined benefit pension plan and related costs.

Net loss applicable to common shares for the quarter was $7.3 million, or $0.56 per share, compared to a loss of $3.8 million, or $0.32 per share, for the first quarter of 2002. The net loss for the first quarter is stated after foreign currency losses of $278,000, or $0.02 per share, compared to a gain of $111,000, or $0.01 per share, in the first quarter of the prior year. All per-share amounts are stated on a fully diluted basis.

Deferred revenue was $1.0 million at the end of the first quarter compared to $1.2 million at December 31, 2002. Order backlog at March 31, was reduced by cancellation of a conditional order bringing net book to bill to 0.83:1. The gross book to bill ratio for the quarter was 1.35:1.

“The company continues to carefully manage its working capital during this exceptionally difficult trading environment and has taken measured and appropriate steps to reduce the cost base,” said Bill Chappell, chief financial officer. “At this time, we will be making further reductions in cash expenses of approximately $1 million per quarter including a reduction in our workforce. We have commenced the necessary procedures as directed by law to inform and consult with our workforce about this reduction and expect to have completed this process by May 31, 2003.”

“Any reduction in workforce will be aimed at reducing excess capacity rather than capability,” said Dr. Kiwan, president and chief executive officer. “Cash of $37.7 million at quarter end enables us to take a measured and appropriate response and allows us to focus efforts on winning more of the available business during this unprecedented downturn.”

Dr. Kiwan continued, “whilst we must be cautious with cash there are good reasons to be enthusiastic about Trikon’s business prospects. The operations and technologies are amongst the best in the industry and we are close to significant breakthroughs with some of our advanced technologies at major accounts.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Nigel Wheeler, vice chairman, and Dr. Kiwan, president and CEO. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com for 3 days.

Trikon’s new technology products include

Planar 300, an advanced CVD dielectric deposition system for Flowfill™ the only CVD gap fill dielectric, Low κ Flowfill™ with a k value of 2.8 for subtractive etch applications and Orion™ with a k value of 2.5 and below for copper/damascene processing, enabling the low-k advantage of increased device speed in devices to the 65nm technology node and beyond.

Sigma® 300, a metalization system offering high throughput and reliability with advanced process modules for advanced barrier deposition processes including ionized PVD, high uniformity PVD and metal plug (Forcefill®).

Omega® fxP™, a multi-chambered cluster plasma etcher based on the Brooks MX800 platform and offering multi-chamber sequential processing for advanced processes and higher throughput.

About Trikon Technologies

Trikon Technologies, Inc. offers a range of dry processing equipment for the deposition and etching of structures for semiconductor, MST and photonics device production. More details may be found at Trikon’s website www.trikon.com.

Trikon Technologies Contacts

Corporate contact: Carl Brancher, Trikon Technologies Inc.	+44 1633 414000	carl.brancher@trikon.com

US Investor Relations contact: Kevin Kirkeby, Golin/Harris International	+1 212 697-9191	kkirkeby@golinharris.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements by Bill Chappell and Dr. Kiwan that include, without limitation, future order and sales levels, cost savings, market recovery and the characterization of present market conditions as a ‘downturn’. These forward-looking statements are subject to various risks and uncertainties that could cause results to differ materially, including, but not limited to, the acceptance of the company’s low k technologies, the ability of the Company to manage its expenses and reduce its use of funds, the ability of the company to comply with the financial covenants under its credit facilities and the other factors discussed from time to time in reports in the Company’s files with the SEC. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company’s business, and should be read in conjunction with the moredetailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

–Tables Follow–

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,729	$42,557
Accounts receivable, net	5,507	8,948
Inventories, net	18,509	20,486
Other current assets	2,619	2,671

Total current assets	64,364	74,662

Property, equipment and leasehold improvements, net	18,172	19,636
Demonstration systems, net	2,912	2,669
Other assets	185	221

Total assets	$85,633	$97,188

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses.	$5,038	$5,936
Current portion of long-term debt	16,389	8,651
Deferred revenue	981	1,169
Other current liabilities	3,950	3,862

Total current liabilities	26,358	19,618

Long-term debt less current portion	495	10,717
Pension obligations	4,771	5,313
Other non-current liabilities.	955	1,020

Total Liabilities	32,579	36,668
Total shareholders’ equity	53,054	60,520

Total liabilities and shareholders’ equity	$85,633	$97,188

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended

	March 31, 2002	March 31, 2002

Revenues:
Product revenues	$5,104	$8,000
Costs and expenses:
Cost of goods sold	4,340	5,771
Research and development	2,318	2,279
Selling, general and administrative	4,800	4,935
Pension liability settlement and other related costs	706	–

	12,164	12,985
Loss from operations	(7,060)	(4,985)
Foreign currency (losses) gains	(278)	111
Interest income (expense), net	98	(7)

Loss before income tax charge (credit)	(7,240)	(4,881)
Income tax charge (credit)	24	(1,098)

Net loss	$(7,264)	$(3,783)

Loss per share data:
Basic:	$(0.56)	$(0.32)
Diluted:	$(0.56)	$(0.32)
Weighted average common shares used in the calculation:
Basic:	12,880	11,720
Diluted:	12,880	11,720